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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-39050


                              RESOURCEPHOENIX.COM

                PROSPECTUS SUPPLEMENT #4, DATED NOVEMBER 8, 2000

         (To Prospectus dated August 25, 2000 and Prospectus Supplements dated September 13, 2000, October 4, 2000 and October 26, 2000)

     This Prospectus Supplement should be read in conjunction with, and is qualified by reference to, the Prospectus and the Prospectus Supplements referenced above.

RECENT DEVELOPMENTS

     On November 3, 2000, ReSourcePhoenix.com announced a corporate restructuring that involves an initial workforce reduction of approximately 22 employees, or approximately 10%, directed at establishing a more streamlined organization. In connection with the restructuring, the company also plans to consolidate its operations into its San Rafael headquarters. The company plans to offer to support its existing and future customers at the level that they choose to be supported. The company expects to incur a charge in the fourth quarter related to this restructuring, but the amount of the charge cannot be estimated at this time.